FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 30, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy to Plug Kutno-2 Well

Salt Lake City, October 30, 2012 – FX Energy, Inc. (NASDAQ: FXEN) reported today that after evaluating the data from the Kutno-2 well a decision to plug and abandon the well has been made. Plugging operations are underway.  Although gas shows and porosity of up to 6% were seen in the upper Rotliegend, the well flowed only salt water. The Rotliegend in the Kutno-2 well appears to be fluvial in origin, with abundant clays, dolomites and shales intermixed with sands.

David Pierce, Chief Executive Officer of the Company, said, “We knew from the outset that the big risks in this well were drilling risk, gas quality and reservoir quality. We overcame the first two risks, but not the third. We had hoped that Kutno might contain the classic dune sands that we continue to encounter in the Fences concession. That would have been a very big prize, but unfortunately the reservoir quality is too poor to make Kutno-2 commercial.”

“While we are disappointed by the outcome of this well, it is a known and unavoidable risk of the exploration business. The key is to keep a balance between lower risk drilling and production development, such as in the Fences concession, and high potential exploration in our other concession acreage in Poland.”

The Polish Oil and Gas Company (PGNiG) has earned a 50% interest in the Kutno concession in connection with its participation in the Kutno-2 well.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Select Market under the symbol FXEN. Website  www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy’s website at www.fxenergy.com.